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                                                                    EXHIBIT 4.3
                                  SECOND AMENDMENT

                                        TO THE

                            ZEBRA TECHNOLOGIES CORPORATION

                                1997 STOCK OPTION PLAN


       WHEREAS, Zebra Technologies Corporation (the "Company") has previously adopted the Zebra Technologies Corporation 1997 Stock Option Plan (the "Plan"); and

       WHEREAS, the Company has previously amended the Plan on November 26, 1997; and

       WHEREAS, pursuant to Section 9.1 of the Plan, and subject to the approval of the Board of Directors, the Option Committee may amend the Plan at any time provided that no amendment shall impair the rights of any Participant under any Option theretofore granted without the Participant's consent; and

       WHEREAS, in connection with that certain Agreement and Plan of Merger, by and between the Company and Eltron International, Inc. ("Eltron"), dated July 9, 1998 (the "Merger Agreement"), it is necessary to increase the number of Class A Common Stock authorized for issuance under the Plan in order to accomplish the conversion of options to purchase Eltron common stock into options to purchase Zebra Class A Common Stock in accordance with the Merger Agreement; and

       WHEREAS, the Company's Board of Directors has approved this amendment to the Plan;

       NOW, THEREFORE, in consideration of the foregoing and in accordance with its powers under the Plan, the Company hereby amends the Plan as follows:


       1. Subsection 4.1 is amended and restated in its entirety to read as follows:

              "4.1   NUMBER OF SHARES.  Subject to the adjustment under Section
       4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Options under the Plan shall be 2,000,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares."

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In all other respects, the Plan remains in full force and effect.

       Executed on this 4th day of September, 1998.


                                          ZEBRA TECHNOLOGIES CORPORATION


                                          By:    /s/ Edward L. Kaplan
                                               ------------------------
                                                 Edward L. Kaplan
                                                 Chairman




                                          By:    /s/ Gerhard Cless
                                                ------------------------
                                                 Gerhard Cless
                                                 Director